Exhibit 10.15

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as November 14, 2025 (the “Effective Date”), by and between CG Oncology (the “Client”) and Monomoy Advisors, LLC (“Monomoy”). The Client and Monomoy are herein sometimes referred to individually as a “Party” and collectively as the “Parties.” The Parties agree that Monomoy will be engaged on the following terms and conditions.

1.
Services. Monomoy will provide services to the Client (the “Services”) which are described in Exhibit A. The Services may be amended or adjusted upon written agreement by both Parties and will be periodically reviewed.

2.
Compensation. In consideration of Monomoy’s performance of the Services, the Client shall compensate Monomoy as described in Exhibit A, which compensation shall include a cash consulting fee (the “Consulting Fee”). Consulting Fees will be invoiced as incurred and are due within thirty (30) days of the date of invoice, which shall include sufficient information to identify the nature of the Services. If the Parties agree to amend or adjust the Services pursuant to Paragraph 1 of this Agreement, the Parties will also negotiate in good faith to adjust the Consulting Fee accordingly. The Consulting Fee is subject to an annual increase effective January 1 of each year, pursuant to written notice by Monomoy. Additional fees are payable hereunder as described below and in Exhibit A.

3.
Expenses. The Client will reimburse Monomoy for all reasonable out-of-pocket business expenses (“Expenses”), including but not limited to travel and parking, incurred by Monomoy in performing the Services. Expenses will be invoiced as incurred.

4.
Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as the Agreement is terminated in accordance with this Paragraph 4. This Agreement may be terminated upon mutual agreement of the Parties. In addition, this Agreement may be terminated by either Party (a) in connection with any material breach of this Agreement by the other Party, which material breach is not cured within thirty (30) days of receipt of written notice; (b) for any reason upon sixty (60) days prior written notice to the other Party, or (c) immediately upon the identification of any fraud or illegal acts performed by the other Party, unless a continuation of the term is otherwise agreed to by the Parties. All obligations to pay unpaid Consulting Fees or other fees or expenses owed hereunder shall survive any termination of this Agreement. Further the following provisions survive any termination of this Agreement: Paragraphs 10 - 25.

5.
Time Commitment. Monomoy will devote sufficient time to perform the Services under this Agreement as may reasonably be required, and as set forth in Exhibit A.

6.
Staffing. Monomoy shall have the exclusive authority to make staffing decisions with respect to use of its personnel in the provision of the Services. This authority includes the right to reassign personnel; provided, however, that the Services shall continue to be provided in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Client may request the removal of any Monomoy personnel that the Client reasonably determines is not satisfactorily performing the Services and Monomoy shall use commercially reasonable efforts to comply with any such request. Monomoy shall be permitted to subcontract any of its obligations under this Agreement in connection with its performance of the Services, provided that Monomoy shall ensure that all such subcontractors comply with the applicable terms of this Agreement, including without limitation all confidentiality provisions set forth herein.

7.
Place of Performance. Monomoy will perform the Services at such locations upon which the Parties may mutually agree.

8.
Client Responsibilities. The Client shall provide all information, data and access which may be reasonably required to perform the Services. Such items may include, but are not limited to, contractual records,

Exhibit 10.15

accounting and financial systems, document file systems, building access, and access to discuss items with appropriate officers, directors and employees of the Client.

9.
Compliance with Policies and Guidelines. Monomoy will perform the Services in accordance with all rules or policies adopted by the Client that the Client discloses in writing to Monomoy.

10.
Confidential Information. During the course of performing the Services, the Client may make available to Monomoy information which is owned or controlled by the Client and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (the “Confidential Information”). The Confidential Information or any part thereof is the exclusive property of the Client and shall not be disclosed to any third party without first obtaining the written consent of the Client. Monomoy further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed to its affiliates, agents, contractors, or employees, unless such parties are bound by applicable terms of confidentiality at least as protective as those set forth herein. Confidential Information shall not include information that (i) is known to Monomoy at the time of disclosure by the Client as evidenced by written records of Monomoy, (ii) has become publicly known and made generally available through no wrongful act of Monomoy, (iii) has been rightfully received by Monomoy from a third party who is authorized to make such disclosure, or (iv) is required to be disclosed by law or court order.

11.
Intellectual Property. All ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Monomoy conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party (collectively, “Client Materials”), shall be a “work made for hire” as that term is defined in the U.S. Copyright Act, and will be the Client’s sole and exclusive property. If any Client Material is for any reason not a “work made for hire,” this Agreement constitutes an irrevocable assignment to the Client of the copyright to the Client Material throughout the world. Notwithstanding the foregoing, Monomoy may develop, utilize and/or provide templates, formats, policies, or other similar items in connection with its provision of the Services that are generally applicable to Monomoy’s business and/or its clients and that do not contain Confidential Information of the Client (collectively, “Monomoy Materials”). Monomoy shall retain all right, title and interest in all Monomoy Materials, and hereby grants the Client a non-exclusive, perpetual, worldwide license to use the Monomoy Materials.

12.
Use of Name and Logo. Monomoy is permitted, with prior written consent of the Client to use the Client’s name and logo in customer lists on its web site and in other marketing materials. Except for the foregoing, Monomoy shall not use the Client’s name or logo in any general advertising materials without the Client’s prior written consent, which consent shall not be unreasonably withheld or delayed.

13.
Non-Solicitation of Monomoy Representatives and Conversion. The Client agrees not to solicit, hire or retain services from any employee or contractor of Monomoy, regardless of whether such individual has provided Services to the Client (collectively, “Monomoy Representatives”), or any individual that has served as a Monomoy Representative within the last two (2) years, for so long as Monomoy is providing the Services to the Client and for two (2) years thereafter, without the prior written permission of Monomoy. If the Client seeks Monomoy’s consent to solicit, hire or retain services from a Monomoy Representative and Monomoy provides such consent, then in such event, if the Monomoy Representative is hired or retained by the Client as an employee or consultant, a conversion fee (the “Conversion Fee”) will be payable to Monomoy. The Conversion Fee will be agreed to by the parties but in no case less than 30% of base salary and full bonus. The Conversion Fee is due and payable within thirty (30) days of the Monomoy Representative’s start date with the Client. Client shall provide Monomoy with such supporting documentation relating to First Year Compensation as Monomoy may reasonably request.

14.
No Warranty. The Services are provided on an “as is” basis, and the Client disclaims any and all warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Monomoy is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Monomoy will promptly notify

Exhibit 10.15

the Client if Monomoy becomes aware of any such illegal acts during the performance of the Services. Monomoy is not expressing an opinion as to whether financial statements provided by the Client are in conformity with generally accepted accounting principles or any other standards or guidelines, or whether the underlying financial and other data provide a reasonable basis for the statements.

15.
Indemnification. The Client shall indemnify and hold harmless Monomoy and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Monomoy or any of its subcontractors. The Client will endeavor to add Monomoy and any applicable subcontractor to its insurance policies as additional insureds.

16.
Independent Contractor. Monomoy is not, nor shall Monomoy or any of its personnel be deemed to be at any time during the term of this Agreement, an employee of the Client, and therefore Monomoy and its personnel shall not be entitled to any benefits provided by the Client to its employees. Monomoy’s status and relationship with the Client shall be that of an independent contractor and consultant. Monomoy shall not state or imply, directly or indirectly, that Monomoy is empowered to bind the Client without the Client’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the Parties. Monomoy will be solely responsible for payment of all charges and taxes arising from the relationship to the Client as a consultant.

17.
Records. Upon termination of Monomoy’s relationship with the Client, Monomoy shall deliver to the Client any property or Confidential Information of the Client relating to the Services which may be in its possession.

18.
Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of the Services). Notices under this Agreement shall be sent to the specified representatives of the Parties on Exhibit B.

19.
Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor entity resulting from any merger or consolidation of such Party with or into such entity.

20.
LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, LOSS OF OPPORTUNITIES, OR LOSS OF DATA, ARISING OUT OF THIS AGREEMENT OR THE SERVICES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL MONOMOY BE LIABLE FOR AGGREGATE MONEY DAMAGES OF ANY TYPE EXCEEDING THE CONSULTING FEES PAID UNDER THIS AGREEMENT IN THE ONE YEAR PERIOD PRECEDING THE DATE OF THE CLAIM.

21.
Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

22.
Headings. The Paragraph headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

23.
Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction

Exhibit 10.15

or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

24.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Delaware, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

25.
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

Exhibit 10.15

This Agreement has been executed by the Client and Monomoy to be effective as of the Effective Date.

MONOMOY ADVISORS, LLC		CG ONCOLOGY, INC.

By:	/s/ Jeff Capello	By:	/s/ Arthur Kuan
Jeff Capello
Print Name:		Print Name:	Arthur Kuan
Chief Executive Officer
Title:	Managing Partner	Title:

Exhibit 10.15

Exhibit A

Description of Services and Fees

Monomoy will perform the following Services:

CFO Advisory Services

CFO Advisory services will include partnering with the CEO and leadership team on all strategic and operational issues as they arise, oversight of all budgeting, forecasting and internal reporting as well as external SEC financial reporting, preparation of monthly and annual financial and operational packages to the Board of Directors and internal leadership team, management of cash flows, identification of tools and practices to improve the business, attendance at Board meetings, facilitation of quarterly/year end audit as well as tax obligations and management of the finance organization. Service will be performed by Jim DeTore at a rate of $64,000 per month for five days a week and will start on November 17, 2025 with the month of November being billed at $32,000 to reflect a partial month. The engagement will last for a minimum of three months with the option to extend for another three months with all of the terms contained herein.

Exhibit 10.15

Exhibit B

Notices

All written notices under this Agreement shall be sent to the following specified representatives of the Parties:

MONOMOY ADVISORS, LLC

Name:	Jeff Capello	Name:	Arthur Kuan

Title:	Managing Partner	Title:	Chief Executive Officer

Address:	2221 Washington Street, Building One, Suite 102, Newton, MA 02462	Address:	400 Spectrum Drive, Suite 2040, Irvine, CA 92610

Phone:	508-314-4183	Phone:

Email:		Email: